Exhibit 99.1

Media Contact	Investor Contact
Alice Ferreira, 203-578-2610	Terry Mangan, 203-578-2318
acferreira@websterbank.com	tmangan@websterbank.com
Kristen Manginelli, 203-578-2307
kmanginelli@websterbank.com

Webster Sets Date for Virtual Annual Shareholders Meeting

WATERBURY, Conn., February 12, 2021 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that its board of directors has scheduled the corporation’s 2021 annual meeting of shareholders at 4:00 p.m. EDT, April 22, 2021 in a virtual-only format via the internet. The record date for shareholders to vote at the meeting is February 25, 2021.

The company’s proxy statement will include additional information regarding how shareholders may access and participate in the virtual annual meeting.

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About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $32.6 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 155 banking centers and 297 ATMs. Webster also provides mobile and online banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.